              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of AmTec, Inc.:

We have issued our report dated June 18, 1996, accompanying the consolidated financial statements included in the Annual Report of AmTec, Inc. (formerly AVIC Group International, Inc.) on Form 10-KSB for the year ended March 31, 1997. We hereby consent to the incorporation by reference of said report in the Amendment No. 1 to the Registration Statement of AmTec, Inc. (formerly AVIC Group International, Inc.) on Form S-3 and to the use of our name as it appears under the caption "Experts."


/s/ Singer Lewak Greenbaum & Goldstein LLP


Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
August 20, 1997































                                  EXHIBIT 23.2